The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-176887

SUBJECT TO COMPLETION, DATED MARCH 19, 2012

PROSPECTUS SUPPLEMENT

(to prospectus dated September 28, 2011)

             Shares

AMERIGON INCORPORATED

Common Stock

We are offering shares of our common stock, without par value, pursuant to this prospectus supplement and the accompanying prospectus. Our common stock is listed on the NASDAQ Global Select Market under the symbol “ARGN.” The last reported sale price of our common stock on March 16, 2012 was $16.55 per share.

The information contained or incorporated in this prospectus supplement is accurate only as of its respective date, regardless of the time of delivery of this prospectus supplement or any sale of our securities.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement, on page 1 of the accompanying prospectus and beginning on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated into this prospectus by reference, to read about factors you should consider before buying our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

We granted the underwriters the option to purchase within 30 days from the date of this prospectus supplement up to an additional              shares of our common stock at the per share purchase price set forth above to cover over-allotments, if any. If the underwriters exercise this option in full, the total underwriting discount will be $            , and our total proceeds, before expenses, will be $            .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Roth Capital Partners

Sole Book-Running Manager

Craig-Hallum Capital Group

The date of this prospectus is March    , 2012

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 (File No. 333-176887) that we filed with the Securities and Exchange Commission, or the SEC, and that was declared effective by the SEC on September 28, 2011. This prospectus supplement describes the specific details regarding this offering, including the price, the amount and a description, of our securities being offered, some of the risks of investing in our securities and other items. The accompanying prospectus provides more general information. To the extent that information in this prospectus supplement or any of the documents incorporated by reference into this prospectus supplement is inconsistent with the accompanying prospectus or any of the documents incorporated by reference into the accompanying prospectus, you should rely on this prospectus supplement or the documents incorporated by reference into this prospectus supplement, as the case may be. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement together with the additional information about us described in the section entitled “Where You Can Find More Information.”

S-i

You should rely only on the information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any free writing prospectus related to the offering prepared by us or on our behalf or otherwise authorized by us. Neither we nor the underwriters have authorized anyone to provide you with different information. The information in these documents is accurate only as of their respective dates, regardless of the time of delivery of any document or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since the date on any document. We are making offers to sell and seeking offers to buy shares of our securities only in jurisdictions where offers and sales are permitted. You should not consider this prospectus supplement and the accompanying prospectus, or any free writing prospectus related to the offering, to be an offer to sell, or a solicitation of an offer to buy, our securities if the person making the offer or solicitation is not qualified to do so or if it is unlawful for you to receive the offer or solicitation.

In this prospectus, any accompanying prospectus supplement or any free writing prospectus that we may provide you, unless the context suggests otherwise, references to the “Company,” “Amerigon,” “we,” “ARGN,” “us,” “our Company,” and “our” mean Amerigon Incorporated.

S-ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference in these documents contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that do not relate strictly to historical or current facts are forward-looking and are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “can,” “plan,” “project,” “predict,” “continue,” “trend,” “opportunity,” “pipeline,” “comfortable,” “current,” “position,” “assume,” “outlook,” “remain,” “maintain,” “sustain,” “achieve,” “would” or other similar words or expressions and the negative of such words. Similarly, statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. All such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.

Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. Our future events, financial condition, business or other results may differ materially from those anticipated and discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, changes in political, economic or market conditions generally and in the automotive, manufacturing and capital markets specifically; the integration of assets purchased in significant acquisitions; having significant subsidiaries located outside of the United States; availability of capital; customer and supplier bankruptcies; concentration of our credit risk; inability to successfully identify or complete suitable acquisitions and new developments; inability of our product platforms to yield anticipated returns; competition within the markets in which we compete; rising operating expenses; potential uninsured losses; our debt obligations; financial covenants that may restrict our operating or acquisition activities; potential tax obligations; legislative or other actions affecting our operations and business; environmental laws and obligations; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities, which may adversely affect the general economy, domestic and global financial and capital markets, specific industries and us; the unfavorable resolution of legal proceedings; the impact of future acquisitions and divestitures; significant costs related to environmental issues as well as other risks disclosed from time to time in the Company’s other reports and statements filed with the SEC.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus supplement, the accompanying prospectus and the information incorporated by reference in these documents. Readers are cautioned that these forward-looking statements reflect our management’s views as of the date that the statement is made. All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements contained or referenced to in this section. Although we believe that the expectations reflected in the forward-looking statements are based on reasonable assumptions, we cannot guarantee future results, levels of activity, performance or achievements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or the occurrence of unanticipated events except as required by applicable law.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the “Risk Factors” section beginning on page S-3 of this prospectus supplement and beginning on page 1 of the accompanying prospectus, and our consolidated financial statements and the related notes and the other documents incorporated by reference.

The Company

Amerigon designs, develops and markets products based on advanced, proprietary, efficient thermoelectric device (“TED”) technologies for heating and cooling applications. Our current principal product is our Climate Control Seat™ (CCS™) which we sell to automobile and light truck original equipment manufacturers or their tier one suppliers. The CCS provides year-round comfort to automotive seat occupants by producing both active heating and cooling. Other products we sell include heated and ventilated automotive seat systems, heated and cooled automotive cup holders and heated and cooled mattresses. We are also working on programs to improve the efficiency of TEDs and to develop, market and distribute new products based on this technology.

Amerigon holds a majority interest in W.E.T. Automotive Systems AG, a German company (“W.E.T.”). W.E.T.’s primary product categories include automotive seat comfort systems and specialized automotive cable systems.

If you want to find more information about us, please see the sections entitled “Where You Can Find More Information” in the accompanying prospectus and “Incorporation of Information We File With the SEC” herein.

Corporate Information

Amerigon Incorporated is a Michigan corporation. Our principal executive offices are located at 21680 Haggerty Rd., Ste. 101, Northville, MI 48167, and our telephone number is (248) 504-0500. We maintain an internet address at www.amerigon.com. Information on our website that is not specifically described under “Incorporation of Information We File with the SEC” is not incorporated into this prospectus supplement and is not a part of these filings.

THE OFFERING

Issuer	Amerigon Incorporated

Common stock offered	shares.

Common stock to be outstanding after this offering	shares.

Use of proceeds	We expect to use the net proceeds from this offering to make future redemption installment payments on, and pay dividends on, our outstanding Series C 8% convertible preferred stock and, to the extent not used for such purposes, to prepay our outstanding debt obligations.

Risk factors	See “Risk Factors” beginning on page S-3 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NASDAQ symbol for our common stock	Our common stock is traded on the NASDAQ Global Select Market under the symbol “ARGN.”

Transfer agent and registrar	ComputerShare Trust Company, N.A.

The number of shares of our common stock to be outstanding after this offering as shown above is based on 24,245,663 shares of common stock outstanding as of March 19, 2012, and excludes as of that date:

•	2,164,613 shares of common stock issuable upon the exercise of options at a weighted average exercise price of $8.34 per share; and

•

2,947,568 shares of common stock issuable upon the conversion of Series C Convertible Preferred Stock and 206,886 shares of common stock issuable in respect of total dividends payable upon conversion of such shares of Series C Convertible Preferred Stock, at an assumed conversion price of $15.83 per share, which conversion price may decrease (and the number of shares may increase) based on the terms applicable to the Series C Convertible Preferred Stock set forth in Amerigon’s Articles of Incorporation.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their over-allotment option.

RISK FACTORS

Before investing in our securities, you should carefully consider the risks and uncertainties described below, as well as such information set forth elsewhere in this prospectus supplement, the accompanying prospectus and any other information that is incorporated by reference, including the risks described in our reports we file with the SEC that are incorporated by reference herein, particularly under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011. If any of these risks actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. These material and adverse effects could cause the value of our securities to decline and you may lose part or all of your investment. For more information, see the sections entitled, “Where You Can Find More Information” and “Incorporation of Information We File With the SEC” in this prospectus supplement.

The market price of our common stock may fluctuate significantly.

The market price of our common stock may fluctuate significantly in response to many factors, including:

•	general market and economic conditions;

•	actual or anticipated variations in our operating results, funds from operations, cash flows, liquidity or distributions;

•	changes in our earnings estimates or those of analysts;

•

publication of research reports about us, the automotive industry generally or the automotive supplier industry, and recommendations by financial analysts with respect to us or other automotive suppliers;

•

adverse market reaction to the amount of our outstanding debt at any time, the amount of our maturing debt in the near and medium term and our ability to refinance such debt and the terms thereof or our plans to incur additional debt in the future;

•	the ability of our customers to pay us and meet their other obligations to us under current contract terms and our ability to hold and expand our customer base;

•	increases in market interest rates that lead purchasers of our common stock to demand a higher dividend yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any securities we may issue or additional debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional shareholders;

•	speculation in the press or investment community;

•	continuing high levels of volatility in the capital and credit markets; and

•	the realization of any of the other risk factors included in, or incorporated by reference to, this prospectus supplement and the accompanying prospectus.

Many of the factors listed above are beyond our control. These factors may cause the market price of our common stock to decline, regardless of our financial performance and condition and prospects. It is impossible to provide any assurance that the market price of our common stock will not fall in the future, and it may be difficult for holders to resell shares of our common stock at prices they find attractive, or at all.

In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.

Our shareholders will experience dilution as a result of this offering and they may experience further dilution if we issue additional common stock.

Giving effect to the issuance of common stock in this offering, the receipt of the expected net proceeds and the use of those proceeds, we expect that this offering will have a dilutive effect on our expected earnings per diluted share for the year ending December 31, 2012. Additionally, we are not fully restricted from issuing additional shares of our common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. Any additional future issuances of common stock will reduce the percentage of our common stock owned by investors purchasing shares in this offering who do not participate in future issuances. In most circumstances, shareholders will not be entitled to vote on whether or not we issue additional common stock. In addition, depending on the terms and pricing of an additional offering of our common stock and the value of our assets, our shareholders may experience dilution in both the book value and fair value of their shares. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering or the perception that such sales could occur, and this could materially and adversely affect our ability to raise capital through future offerings of equity or equity-related securities.

If the holders of our Series C Preferred Stock convert their Series C Preferred Stock, then holders of our common stock will experience immediate dilution.

Our Series C Preferred Stock is convertible into shares of our common stock and we are obligated to redeem and pay dividends on the Series C Preferred Stock in cash, common stock, or any combination thereof. If any holder of our Series C Preferred Stock converts their Series C Preferred Stock into shares of our common stock, or if we redeem or pay dividends on our Series C Preferred Stock by issuing shares of our common stock, holders of our common stock, including those holders who participate in this offering, will experience immediate dilution.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the              shares of common stock we are offering will be approximately $          million after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that we will receive net proceeds of approximately $          million.

We intend to use the net proceeds from the sale of the common stock under this prospectus supplement to make future redemption installment payments on, and pay dividends on, shares of our outstanding Series C Preferred Stock. To the extent any net proceeds from the sale of the common stock under this prospectus supplement are not used for the above-described purposes, we are obligated under the terms of our bank credit facility to use such excess proceeds to make prepayments of our outstanding bank debt obligations.

We intend to hold the net proceeds from the sale of common stock under this prospectus supplement in cash, cash equivalents or other investments until such time as such funds are needed to pay our future obligations to holders of our Series C Preferred Stock; provided, however, that, consistent with the terms of our bank credit facility described above, to the extent such funds at any time exceed the future expected obligations owed to the holders of our Series C Preferred Stock, we must pay such excess toward our outstanding bank debt obligations.

As of March 19, 2012, we had issued and outstanding 4,666 shares of Series C Preferred Stock. Our Articles of Incorporation obligate us to redeem the Series C Preferred Stock in nine equal quarterly installments beginning on September 1, 2011 and ending on September 1, 2013 by paying cash, issuing shares of our common stock or any combination thereof for $10,000 per share plus accumulated and unpaid dividends. Holders of Series C Preferred Stock are entitled to receive, out of funds legally available therefor, dividends payable in cash, our common stock, or any combination thereof, at the rate of 8% per annum on the $10,000 per share stated value, payable quarterly in arrears on September 1, December 1, March 1 and June 1 of each year.

The future cash payment obligations to the holders of our outstanding Series C Preferred Stock, assuming such shares are not earlier converted into shares of common stock by the holders thereof, are approximately as follows (in thousands):

	2012	2013	Total
Dividends	$2,345	$930	$3,275
Redemptions	23,340	23,320	46,660

Total	$25,685	$24,250	$49,935

DESCRIPTION OF OUR CAPITAL STOCK

As of the date of this prospectus supplement, our authorized capital stock consists of an aggregate 59,991,000 shares of capital stock comprised of 55,000,000 shares of our common stock and 4,991,000 shares of our preferred stock, of which 25,000 shares have been designated as Series B Preferred Stock, and 7,000 shares have been designated as Series C Preferred Stock. As of March 19, 2012, we had issued and outstanding 24,245,663 shares of common stock, no shares of Series B Preferred Stock, and 4,666 shares of Series C Preferred Stock.

CAPITALIZATION

The following table sets forth our cash and capitalization as of December 31, 2011:

•	on an actual basis; and

•

on an as adjusted basis to give effect to (1) the offer and sale of              shares in this offering (assuming no exercise of the underwriters’ option to purchase additional shares) at the purchase price to the underwriters set forth on the cover page of this prospectus supplement, after deducting estimated transaction expenses and (2) use of that portion of the net proceeds from the sale of the common stock under this prospectus supplement that exceeds the future redemption installment payments on, and dividends on, shares of our outstanding Series C Preferred Stock to make prepayments of our outstanding bank debt obligations.

This capitalization table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2011 Annual Report on Form 10-K and our consolidated financial statements and related notes included and incorporated by reference in this prospectus supplement.

	As of December 31, 2011
	Actual	As adjusted (1)
	($ in thousands)
Cash and cash equivalents	$23,839	$

Debt	$76,247	$

Series C Preferred Stock	50,098		50,098

Shareholders’ equity:
Common stock	80,502
Paid-in capital	23,489		23,489
Accumulated other comprehensive income	(14,754)		(14,754)
Accumulated deficit	(25,716)		(25,716)

Total Amerigon Incorporated shareholders’ equity	63,521
Non-controlling interest	44,194		44,194

Total shareholders’ equity	107,715

Total capitalization	$234,060	$

(1)	This table excludes the conversion, on January 27, 2012, of 778 shares of Series C Preferred Stock together with the accured but unpaid dividends thereon into approximately 680,000 shares of common stock issued to the holders of the converted Series C Preferred Stock.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDENDS

Our common stock is listed on the NASDAQ Global Select Market under the symbol “ARGN.” The following table sets forth the high and low sale prices for our common stock as reported on the NASDAQ Global Select Market for each quarterly period from January 1, 2010 through December 31, 2011 and for the period indicated in 2012.

	High	Low
2010
1st Quarter	$11.68	$7.76
2nd Quarter	11.18	6.91
3rd Quarter	11.96	6.98
4th Quarter	11.65	9.33
2011
1st Quarter	$15.27	$10.14
2nd Quarter	17.38	13.32
3rd Quarter	18.02	11.96
4th Quarter	16.44	12.05
2012
1st Quarter (through March 16)	$17.74	$13.98

As of March 16, 2012, there were approximately 84 registered holders of record of our common stock (not including beneficial owners holding shares in nominee accounts). A substantially greater number of holders are beneficial owners whose shares are held of record by banks, brokers and other financial institutions. We have not paid any cash dividends on our common stock since formation and we do not expect to pay any cash dividends on our common stock in the foreseeable future. Furthermore, under the terms of the certificate of designations establishing the terms of our Series C Preferred Stock, so long as any Series C Preferred Stock is outstanding, no dividends or distributions (whether in cash, any securities or other property) are permitted to be made to holders of common stock. Our senior credit facility also prohibits payment of dividends on our common stock so long as such facility is outstanding.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

The material terms and provisions of our common stock are described under the caption “Description of Capital Stock—Common Stock” starting on page 5 of the accompanying prospectus.

UNDERWRITING

We have entered into an underwriting agreement with Roth Capital Partners, LLC, or Roth Capital, and Craig-Hallum Capital Group LLC, or Craig-Hallum, with respect to the shares in this offering. We refer to Roth Capital and Craig-Hallum together as the underwriters. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us,              shares of our common stock.

Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to the underwriters named below, and each underwriter severally has agreed to purchase, the respective number of shares of common stock set forth opposite its name below:

Underwriter	Number of Shares
Roth Capital Partners, LLC
Craig-Hallum Capital Group LLC
Total

The underwriters propose to offer the common stock directly to the public at the price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $         per share. After the offering, these figures may be changed by the underwriters.

We have granted the underwriters an option to buy up to an additional              shares of common stock from us to cover over-allotments. The underwriters may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus supplement. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting discount is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The following table shows the per share and total underwriting discount to be paid to the underwriters in this offering assuming both no exercise and full exercise of the over-allotment option:

	With no Over-Allotment	With Over-Allotment
Per share	$	$
Total

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8.0% of the aggregate amount of the securities offered pursuant to this prospectus supplement.

We and each of our directors and executive officers are subject to lock-up agreements that prohibit us and them from offering for sale, pledging, assigning, encumbering, announcing the intention to sell, selling, contracting to sell, granting any option, right or warrant to purchase, or otherwise transferring or disposing of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of at least 90 days following the date of this prospectus supplement without the prior written consent of Roth Capital. The lock-up agreements do not prohibit our directors and executive officers from entering into new or modifying existing valid 10b-5 plans, so long as no shares of common stock are sold under such a plan within the lock-up period, or from transferring shares of common stock for bona fide estate or tax planning purposes, subject to certain requirements.

The lock-up agreements do not prohibit us from issuing shares upon the exercise or conversion of securities outstanding on the date of this prospectus supplement, from selling shares to the underwriters pursuant to the underwriting agreement, or from granting options to acquire securities under our existing stock option plans that will not be exercisable during the lock-up period.

The 90-day lock-up period in all of the lock-up agreements is subject to extension if (i) during the last 17 days of the lock-up period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless Roth Capital waives the extension in writing.

Our common stock is quoted on the NASDAQ Global Select Market under the symbol “ARGN.”

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. A naked short position occurs if the underwriters sell more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the web site maintained by the underwriters and the underwriters may distribute prospectuses and prospectus supplements electronically. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus supplement or the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, and should not be relied upon by investors.

From time to time in the ordinary course of their respective businesses, the underwriters and certain of their affiliates may have in the past or may in the future engage in commercial banking or investment banking transactions with, or provide financial advisory services to, us and our affiliates for which they were paid, or may in the future be paid, customary fees.

LEGAL MATTERS

The validity of the common stock being offered by this prospectus supplement will be passed upon by Honigman Miller Schwartz and Cohn LLP, Detroit, Michigan. Goodwin Proctor LLP, New York, New York, is counsel to the underwriters in connection with this offering.

EXPERTS

The financial statements, schedule and the Company’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in their reports (which reports express an unqualified opinion on the financial statements and an adverse opinion on the effectiveness of internal control over financial reporting due to a material weakness). Such financial statements have been incorporated in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. General information about Amerigon, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.amerigon.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website that is not specifically described under “Incorporation of Information We File with the SEC” is not incorporated into this prospectus supplement and is not a part of these filings.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to “incorporate by reference” into this prospectus supplement documents that we file with the SEC. This permits us to disclose important information to you by referring you to those filed documents. Any information incorporated by reference this way is considered to be a part of this prospectus supplement, and information filed by us with the SEC subsequent to the date of this prospectus supplement will automatically be deemed to update and supersede this information.

We incorporate by reference into this prospectus the documents listed below, which we have already filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2011;

•	our Current Reports on Form 8-K filed on January 30, 2012, February 27, 2012 and March 13, 2012;

•

the description of our shares of Common Stock included in our registration statement on Form SB-2 (File No. 33-61702-LA) effective June 10, 1993, as filed with the SEC pursuant to the Securities Act, under the caption “Description of Securities” on pages 37 through 38 of the Prospectus and incorporated by reference into our initial registration statement on Form 8-A filed with the SEC pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such description;

•

the description of our Series B Preferred Stock included in our registration statement on Form 8-A (File No. 001-34247 ) filed with the SEC pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

•

the description of our Series C Convertible Preferred Stock contained under the heading “Description of the Securities Registered” in our prospectus supplement dated March 30, 2011, relating to our registration statement on Form S-3 (File No. 333-171787), and including any subsequently filed amendments and reports filed for the purpose of updating the description.

Whenever, after the date of this prospectus supplement, we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, those reports and documents will be incorporated by reference and deemed to be a part of this prospectus supplement from the time they are filed (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K). Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus supplement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement of which this prospectus supplement is a part. Requests for documents should be directed to Amerigon Incorporated, Attention: Barry G. Steele, 21680 Haggerty Rd., Ste. 101, Northville, MI 48167, (248) 504-0500 document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You should rely only on the information contained or incorporated by reference into this prospectus supplement and accompanying prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it.

PROSPECTUS

$100,000,000

AMERIGON INCORPORATED

COMMON STOCK

PREFERRED STOCK

WARRANTS

RIGHTS

UNITS

Amerigon Incorporated may offer, issue and sell from time to time up to $100,000,000 of our common stock, without par value (our “Common Stock”), our preferred stock, without par value, which may be issued in one or more series, each with such terms, preferences, conversion or other rights, voting powers, preferences, privileges and restrictions, as are permitted by the law of the State of Michigan and as our board of directors (our “Board”) may determine by resolution (our “Preferred Stock”), warrants to purchase shares of our Common Stock or Preferred Stock, rights or units, individually or in any combination of these securities. We may offer the securities separately or together, in one or more offerings, in amounts, at prices and on terms described in one or more supplements to this prospectus and other offering material.

This prospectus describes some of the general terms that may apply to these securities. The specific terms and any other information relating to a specific offering will be set forth in a supplement to this prospectus or may be set forth in one or more documents incorporated by reference in this prospectus or in other offering material. You should carefully read this prospectus, any accompanying prospectus supplement and any free writing prospectus that we may provide you, along with the information incorporated by reference in these documents before making your investment decision.

The securities described in this prospectus may be offered on a delayed or continuous basis and offered by us to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement or in other offering material. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement or in other offering material.

Our Common Stock is listed on The NASDAQ Global Select Market under the symbol “ARGN.” On September 15, 2011, the last reported sale price of our Common Stock on The NASDAQ Global Select Market was $12.90 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 1 of this prospectus and as updated in our future filings made with the Securities and Exchange Commission that are incorporated by reference in this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 28, 2011

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus, in one or more offerings, up to a maximum aggregate offering price of $100,000,000. This prospectus provides you with a general description of the securities which may be offered by us, which is not meant to be a complete description of each security. Each time we offer securities, we will provide a prospectus supplement or other offering material containing specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement and any other offering material may also add to, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. To the extent inconsistent, information in or incorporated by reference in this prospectus is superseded by the information in any accompanying prospectus supplement and any other offering material related to such securities.

This prospectus, together with any accompanying prospectus supplement, any free writing prospectus that we may provide you and the information incorporated by reference in these documents, include all material information relating to this offering. We have not authorized any underwriter, agent, dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the applicable prospectus supplement or any free-writing prospectus that we may authorize to be delivered to you. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. We have not authorized anyone to provide you with different or additional information. You should not assume that the information appearing in this prospectus, any accompanying prospectus supplement, any free writing prospectus that we may provide you, or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither the delivery of this prospectus, any accompanying prospectus supplement or any free writing prospectus nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in such documents or in our affairs since the date of such documents.

ii

This prospectus and the applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the applicable prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should carefully read this prospectus, any accompanying prospectus supplement, any free writing prospectus that we may provide you and the information incorporated by reference in these documents together with the additional information described under “Where You Can Find More Information” before making your investment decision.

In this prospectus, any accompanying prospectus supplement or any free writing prospectus that we may provide you, unless the context suggests otherwise, references to the “Company,” “Amerigon,” “we,” “ARGN,” “us,” “our Company,” and “our” mean Amerigon Incorporated.

iii

RISK FACTORS

An investment in our securities involves a high degree of risk. Before you make a decision to invest in any of our securities, in addition to the other information included or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus that we may provide you, you should carefully consider the risk factors under the section entitled “Risk Factors” in any accompanying prospectus supplement as well as our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q filed subsequent to our most recent Annual Report on Form 10-K, which are incorporated by reference into this prospectus and any accompanying prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. If any of these risks actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. These material and adverse effects could cause the trading price of our Common Stock, or, if applicable, other securities, to decline and you may lose part or all of your investment. For more information, see the sections entitled, “Where You Can Find More Information” and “Incorporation of Information We File With the SEC” in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement, any free writing prospectus that we may provide you and the information incorporated by reference in these documents contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that do not relate strictly to historical or current facts are forward-looking and are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “expect,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “can,” “plan,” “project,” “predict,” “continue,” “trend,” “opportunity,” “pipeline,” “comfortable,” “current,” “position,” “assume,” “outlook,” “remain,” “maintain,” “sustain,” “achieve,” “would” or other similar words or expressions and the negative of such words. Similarly, statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. All such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.

Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. Our future events, financial condition, business or other results may differ materially from those anticipated and discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, changes in political, economic or market conditions generally and in the automotive, manufacturing and capital markets specifically; availability of capital and the ability to raise capital on suitable terms; customer and supplier bankruptcies; concentration of our credit risk; inability to successfully identify or complete suitable acquisitions and new developments; inability of our product platforms to yield anticipated returns; competition within the markets in which we compete; rising operating expenses; potential uninsured losses; our debt obligations; financial covenants that may restrict our operating or acquisition activities; potential tax obligations; legislative or other actions affecting our operations and business; environmental laws and obligations; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities, which may adversely affect the general economy, domestic and global financial and capital markets, specific industries and us; the unfavorable resolution of legal proceedings; the impact of future acquisitions and divestitures; significant costs related to environmental issues as well as other risks listed from time to time in the Company’s other reports and statements filed with the SEC.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any accompanying prospectus supplement, any free writing prospectus that we may provide you and the information incorporated by reference in these documents. Readers are cautioned that these forward-looking statements reflect our management’s views as of the date that the statement is made. All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements contained or referenced to in this section. Although we believe that the expectations reflected in the forward-looking statements are based on reasonable assumptions, we cannot guarantee future results, levels of activity, performance or achievements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or the occurrence of unanticipated events except as required by applicable law.

AMERIGON INCORPORATED

Amerigon Incorporated designs, develops and markets products based on our advanced, proprietary, efficient thermoelectric device technologies for a wide range of global markets and heating and cooling applications. Additionally, as described below, we hold a majority interest in W.E.T Automotive Systems AG, a German company (“W.E.T.”). W.E.T. operates a related business that designs, develops, manufactures and markets products designed to provide thermal comfort in vehicles.

We design, develop and market proprietary technology electronic components and systems for sale to automotive original equipment manufacturers (“OEMs”). Our primary product is the Climate Control Seat™ (“CCS”), which is designed to provide year-round comfort by providing both heating and cooling to seat occupants. Since the initial introduction of CCS, we have introduced new designs that incorporated improvements in electrical efficiency, size, weight, and noise and are more versatile. These include our Micro Thermal Module™ technology and our CCS II configuration. Further improvements in engineering design are currently in development and are expected to be introduced on future vehicle models.

On May 16, 2011, we, through our wholly owned subsidiary, Amerigon Europe GmbH (“Amerigon Europe”), completed the acquisition of a majority interest in W.E.T. Through Amerigon Europe, we now own 2,319,078 voting shares of W.E.T, representing 76.28% of the total outstanding voting stock of W.E.T. W.E.T. and its subsidiaries (the “W.E.T. Group”) reported worldwide revenues for the year ended December 31, 2010 of approximately euro 227 million (or approximately $320,000,000 million at a euro/$1.4087 exchange rate). The W.E.T. Group operates worldwide as a developer, manufacturer and retailer of heating systems, interior equipment and accessories used in automobile seats and other automotive and electronic applications in the automotive industry. The W.E.T. Group has customer service centers and production facilities in Europe, Asia and North America. Its customers include OEMs, suppliers and manufacturers of electric and industrial technology around the globe. W.E.T.’s primary products are seat heaters, passive and active coolers and other heating components. These components are powered by way of cables and connectors which are also developed and produced by the W.E.T. Group. These cabling products are also supplied separately to external customers. With W.E.T. Special Products GmbH and Comair Rotron (Shanghai) Fan Co., Ltd., each subsidiaries of W.E.T., the W.E.T. Group is also active in other business segments, namely the manufacturing and production of textile and leather seat covers for automotive interiors and in the production of ventilation systems. These subsidiaries also supply external customers in the automotive accessories trade as well as the telecommunications and IT industry.

Our research and development subsidiaries, BSST LLC (“BSST”) and ZT Plus, LLC (“ZT Plus”) are working to develop and test new materials that show increased thermoelectric efficiency.

We were incorporated in 1991. Our principal executive offices are located at 21680 Haggerty Rd., Ste. 101, Northville, MI 48167, and our telephone number is (248) 504-0500. The headquarters of the W.E.T. Group is located in Odelzhausen, Federal Republic of Germany.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

The following table sets forth the historical ratios of earnings to combined fixed charges and preferred share dividends for the periods indicated:

Earnings	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2011	2010	2010	2009	2008	2007	2006
Pre-tax income from continuing operations before adjustment for income or loss from equity investee	$2,191	$3,361	$3,296	$5,780	$12,301	$1,101	$5,502	$8,845	$6,207
Plus: Fixed charges	4,352	89	4,478	211	485	418	420	375	251
Less: Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	—	(312)	—	(469)	(936)	(701)	—	—	—

Total Earnings	$6,543	$3,762	$7,774	$6,460	$13,722	$2,220	$5,922	$9,220	$6,458

Fixed Charges
Interest Expensed	$1,311	$15	$1,318	$30	$52	$46	$16	$16	$13
Plus: Estimate of the interest within rental expense*	118	74	237	181	433	372	404	359	238
Plus: Preference security dividend requirement	2,923	—	2,923	—	—	—	—	—	—

Total Fixed Charges	$4,352	$89	$4,478	$211	$485	$418	$420	$375	$251

Ratio of Earnings to Fixed Charges	1.50	42.27	1.74	30.62	28.27	5.31	14.09	24.61	25.70

*	The interest component of rent expense is assumed to be 33% for purposes of the above calculation.

For purposes of computing the ratio of earnings to combined fixed charges and preferred share dividends, earnings have been calculated by adding fixed charges (excluding capitalized interest and preferred share dividends) to income adjusted to remove minority interest in unconsolidated entities and income or loss from equity investees. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, amortization of deferred financing costs (including amounts capitalized) and preferred dividends paid or accrued for the respective period.

The ratios are based solely on historical financial information, and no pro forma adjustment has been made thereto, including with respect to the acquisition of a majority interest in W.E.T.

USE OF PROCEEDS

We will retain broad and significant discretion over the use of the net proceeds from the sale of the securities. Unless otherwise indicated in any accompanying prospectus supplement or other offering material, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include financing future acquisitions, repaying debt, financing capital commitments, capital expenditures, working capital, research and development and general administrative expenses. We may provide additional information on the use of the net proceeds from the sale of our securities in an accompanying prospectus supplement or other offering materials relating to the offered securities.

THE SECURITIES WE MAY OFFER

Amerigon Incorporated may offer, issue and sell from time to time up to $100,000,000 of our Common Stock, our Preferred Stock, warrants to purchase shares of our Common Stock or Preferred Stock, rights or units, individually or in any combination of these securities. This prospectus contains only a summary of the securities we may offer. The specific terms of any securities actually offered for sale, together with the terms of that offering, the initial price and the net proceeds to us from the sale of such securities, will be set forth in an accompanying prospectus supplement or other offering material. That prospectus supplement or other offering material will also contain information, if applicable, about the securities exchange, if any, on which the securities will be listed.

The following descriptions of our Common Stock and Preferred Stock, together with the additional information we include in any accompanying prospectus supplements or other offering material, summarizes the material terms and provisions of the Common Stock and the Preferred Stock that we may offer under this prospectus and the accompanying prospectus supplement. For the complete terms of our Common Stock, please refer to our Restated Articles of Incorporation (our “Articles”) and our bylaws (our “Bylaws”) that are incorporated by reference into the registration statement of which this prospectus is a part. The law of the State of Michigan, our jurisdiction of incorporation, will also affect the terms of these securities and the rights of holders thereof. While the terms we have summarized below will apply generally to any future Common Stock and Preferred Stock that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the accompanying prospectus supplement and any related free writing prospectus. Any accompanying prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

DESCRIPTION OF CAPITAL STOCK

This section describes the general terms and provisions of our Common Stock and our Preferred Stock. This summary is not complete. We have incorporated by reference our Articles and our Bylaws as exhibits to the registration statement of which this prospectus is a part. We have also incorporated by reference in this prospectus a description of our Common Stock which is contained in other documents we have filed with the SEC. You should read these other documents before making your decision to acquire any shares of our Common Stock or Preferred Stock or warrants or rights to purchase, or units comprised of, the same.

As of the date of this prospectus, pursuant to our Articles, our authorized shares consist of an aggregate 59,991,000 shares of capital stock comprised of 55,000,000 shares of our Common Stock and 4,991,000 shares of our Preferred Stock, of which 25,000 shares have been designated as Series B Preferred Stock, and 7,000 shares have been designated as Series C Convertible Preferred Stock. As of September 15, 2011, we had issued and outstanding 23,167,807 shares of Common Stock, no shares of Series B Preferred Stock, and 6,222 shares of Series C Convertible Preferred Stock.

All of our Common Stock and Preferred Stock offered pursuant to any accompanying prospectus supplement will, when issued and delivered against payment therefore in accordance with this prospectus, any applicable prospectus supplement and any applicable duly authorized, executed and delivered purchase, underwriting or similar agreement or warrant, rights or unit purchase agreement, be duly authorized, fully paid and non-assessable. This means that the full price for shares of our Common Stock or Preferred Stock, as applicable, will be paid at issuance and that you, as a purchaser of such capital stock, will not be later required to pay us any additional monies for such capital stock. All rights that accompany the ownership of our Common Stock are subject to the preferential rights of any other class or series of our capital stock.

Common Stock

Rights Agreement

Each outstanding share of our Common Stock has attached to it one preferred share purchase right (a “Right”). Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series B Preferred Stock at a price of $20.00 per one-thousandth of a share of Series B Preferred Stock (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, dated January 26, 2009, between the Company and Computershare Trust Company, N.A. as Rights Agent as amended on March 30, 2011 (the “Rights Agreement”), which is incorporated by reference as an exhibit into the registration statement of which this prospectus is a part.

Currently, the Rights are attached to all Common Share certificates and no separate Rights certificates have been issued. Separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Stock as of the close of business on the earlier to occur of (i) the tenth business day following the public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 15% or more of the outstanding Common Stock or (ii) the tenth business day (or such later day as the Board may determine) following the commencement of, or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Stock (the earlier of such dates being the “Distribution Date”).

The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), (i) the Rights will be transferred with and only with the Common Stock, (ii) new Common Stock certificates issued after February 10, 2009 (the “Record Date”) upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding as of the Record Date will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

The Rights are not exercisable until the Distribution Date. The Rights will expire on January 26, 2019 (the “Expiration Date”), unless the Expiration Date is amended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

If a person or group becomes an Acquiring Person at any time after the date of the Rights Agreement (with certain limited exceptions) each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, Preferred Stock or other similar securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the existence of an Acquiring Person, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company, which at the time of such transaction will have a market value of two times the exercise price of the Right.

At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-thousandth of a share of Series B Preferred Stock (or of a share of a class or series of the Company’s Preferred Stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

At any time prior to the Distribution Date, the Board may redeem the Rights, in whole but not in part, at a price of $0.01 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board, in its sole discretion, may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

The terms of the Rights may be amended by the Board without the consent of the holders of the Rights, except that from and after the Distribution Date no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person).

The number of outstanding Rights and the number of one one-thousandths of a share of Series B Preferred Stock issuable upon exercise of each Right are subject to adjustment under certain circumstances. Because of the nature of the Series B Preferred Stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Series B Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. As of September 15, 2011, we had not issued any shares of Series B Preferred Stock.

The Rights will not prevent a takeover of the Company. However, the Rights may cause substantial dilution to a person or group that acquires 15% or more of the outstanding Common Stock. The Rights however, should not interfere with any merger or other business combination approved by the Board.

Dividends

Subject to the preferential rights of our Series B Preferred Stock and our Series C Convertible Preferred Stock as set forth in our Articles and any other class or series of our capital stock which may from time to time come into existence, holders of Common Stock are entitled to receive dividends on such shares out of our funds that we can legally use to pay dividends, when and if such dividends are declared by our Board. We have never paid any cash dividends on our Common Stock and do not anticipate paying dividends in the near future. Our credit agreement restricts our ability to pay dividends.

Voting Rights

Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of our Board. The holders of Common Stock have the power to vote on all matters presented to our shareholders; provided, holders of our Series B Preferred Stock are entitled to 1,000 votes on all matters submitted to the shareholders of the Company, each as set forth in our Articles. No shareholder is entitled to cumulate votes (i.e., to cast for any one or more candidates a number of votes greater than the number of such shareholder’s shares) except, in the case of a vote for directors, the candidates’ names have been placed in nomination prior to commencement of the voting and a shareholder has given notice prior to commencement of the voting of such shareholder’s intention to cumulate votes. If any shareholder has given such a notice, every shareholder entitled to vote may cumulate votes for candidates equal to the number of directors to be elected multiplied by the number of votes to which such shareholder’s shares are entitled or distribute such shareholder’s votes on the same principle among any or all of the candidates as the shareholder thinks fit. In the election of directors, the candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

Distribution on Liquidation or Dissolution

Upon any liquidation, dissolution or winding up of the Company, voluntary or otherwise (a “Liquidation Event”), holders of the Series B Preferred Stock and Series C Convertible Preferred Stock have superior rights to holders of our Common Stock, subject to the rights of any series of Preferred Stock that may from time to time come into existence.

With respect to the Series B Preferred Stock, upon a Liquidation Event, no distribution can be made (i) to the holders of shares of Common Stock, or any other shares of the Company’s capital stock ranking junior to the Series B Preferred Stock (either as to dividends or upon liquidation, dissolution or winding up) unless, prior thereto, the holders of shares of Series B Preferred Stock have received an amount per share (the “Series B Liquidation Preference”) equal to $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series B Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the adjustment provisions set forth in the Articles, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (ii) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except distributions made ratably on the Series B Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Company at any time declares or pays any dividend on the Common Stock payable in shares of Common Stock, or effects a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under the proviso in clause (i) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event. In the event, however, that there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series B Preferred Stock in respect thereof, then the assets available for such distribution will be distributed ratably to the holders of the Series B Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

With respect to the Series C Convertible Preferred Stock, upon a Liquidation Event, holders of Series C Convertible Preferred Stock are entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Series C Liquidation Funds”), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series C Convertible Preferred Stock in respect of the preferences as to distributions and payments upon a Liquidation Event, an amount per share of Series C Convertible Preferred Stock equal to the greater of (i) the sum of a certain conversion amount plus a make-whole additional amount, and (ii) the amount the holder of such Series C Convertible Preferred Stock would have received in such Liquidation Event had such holder converted its Series C Convertible Preferred Stock into Common Stock pursuant to the Certified Resolution of the Board of Directors of Amerigon Incorporated Establishing and Designating the Relative Rights and Preferences of Series C Preferred Stock, which is incorporated by reference as an exhibit into the registration statement of which this prospectus is a part (the “Series C Certificate of Designation”), immediately prior to such Liquidation Event; provided, that, if the Liquidation Funds are insufficient to pay the full amount due to the holders of the Series C Convertible Preferred Stock and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Series C Convertible Preferred Stock as to payments of Liquidation Funds (the “Pari Passu Shares”), if any, then each holder of Series C Convertible Preferred Stock and each holder of any such Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with the Articles of Incorporation or their respective certificate of designations, preferences and rights, as applicable, as a percentage of the full amount of Liquidation Funds payable to all holders of Series C Convertible Preferred Stock and Pari Passu Shares.

In the event of our liquidation, dissolution or winding up, subject to liquidation preference granted to the holders of any outstanding shares of our Preferred Stock and after the payment of all of our debts and other liabilities, the holders of our Common Stock are entitled to share ratably in all assets legally available for distribution to our shareholders.

Other Rights and Restrictions

Each share of Common Stock has equal distribution, liquidation and other rights, and has no preference, conversion, sinking fund, redemption or preemptive rights.

Whenever quarterly dividends or other dividends or distributions payable on the Series B Preferred Stock are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Preferred Stock outstanding have been paid in full, the Company cannot: (i) declare or pay dividends, or make any other distributions, on any shares of Common Stock, or any other shares of the Company’s capital stock ranking junior to the Series B Preferred Stock (either as to dividends or upon liquidation, dissolution or winding up); (ii) declare or pay dividends, or make any other distributions, on any shares of the Company’s capital stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; (iii) redeem or purchase or otherwise acquire for consideration shares of Common Stock, or any other shares of the Company’s capital stock ranking junior to the Series B Preferred Stock (either as to dividends or upon liquidation, dissolution or winding up), provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Series B Preferred Stock; or (iv) redeem or purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, or any shares of stock ranking on a parity with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, determines will result in fair and equitable treatment among the respective series or classes.

Furthermore, except for dividends and grants pursuant to the Rights Agreement, while any shares of Series C Convertible Preferred Shares are outstanding, the Company cannot, directly or indirectly, declare or pay or otherwise distribute any dividends or distributions (whether in cash, any securities or other property) on the shares of Common Stock.

Preferred Stock

Our Board may authorize the issuance of up to 4,991,000 shares of our Preferred Stock from time to time in one or more series. Our Board is authorized to fix the number of shares of any series of Preferred Stock, to determine the designation of any such series, and to determine or alter the voting and other rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series. Previously, 25,000 shares were designated as Series B Preferred Stock, and 7,000 were designated as Series C Convertible Preferred Stock. As of the date of this prospectus, no shares of Series B Preferred Stock are issued or outstanding and 6,222 shares of our Series C Convertible Preferred Stock are issued and outstanding.

If the Company issues any shares of Preferred Stock, we will provide specific information about the particular class or series being offered in an accompanying prospectus supplement or other offering material. This information will include some or all of the following:

•	the title or designation of the series;

•

the number of shares of the series, which the Board may thereafter (except where otherwise provided in the designations for such series) increase or decrease (but not below the number of shares of such series then outstanding);

•	whether dividends, if any, will be cumulative or noncumulative and the dividend rate and period of the series;

•

the conditions upon which and the dates at which dividends, if any, will be payable, and the relation that such dividends, if any, will bear to the dividends payable on any other class or classes of capital stock;

•	the redemption rights and price or prices, if any, for shares of the series and at whose option such redemption may occur, and any limitations, restrictions or conditions on such redemption;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on and the preferences, if any, of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

•

whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security of the Company or any other entity, and, if so, the specification of such other class or series or such other security, the conversion price or prices or exchange rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

•	preemptive rights;

•	restrictions on transfer, sale or other assignment;

•	whether the shares of Preferred Stock being offered will be listed on any securities exchange;

•	if necessary, a discussion of certain United States federal income tax considerations applicable to the shares of Preferred Stock being offered;

•	the voting rights, in addition to the voting rights provided by law, if any, of the holders of shares of each such series; and

•	any other relative rights, preferences, limitations and powers not inconsistent with applicable law, the Articles then in effect or the Bylaws then in effect.

This issuance of shares of Preferred Stock could adversely affect the voting power of the holders of shares of our Common Stock and reduce the likelihood that the holders of shares of our Common Stock will receive dividend payments and payments upon liquidation. The issuance could have the effect of decreasing the market price of our Common Stock. The issuance of shares of Preferred Stock could also have the effect of delaying, deterring or preventing a change in control of our Company.

Limitation of Liability

Our Articles provide that, to the full extent permitted by the Michigan Business Corporation Act (the “MBCA”), or any other applicable laws presently or hereafter in effect, no director of our Company will be personally liable to the Company or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Company. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under federal securities laws.

Certain Anti-Takeover Matters

General

Various provisions of the MBCA, our Articles and our Bylaws could have the effect of discouraging, delaying or preventing a third party from accumulating a large block of our capital stock, engaging in a tender offer and making offers to acquire us, and of inhibiting a change in control, all of which could adversely affect our shareholders’ ability to receive a premium for their shares in connection with such a transaction. Such provisions noted below are intended to encourage persons seeking to acquire control of us to negotiate first with our Board and to discourage certain types of coercive takeover practices and inadequate takeover bids. The following paragraphs summarize applicable provisions of the MBCA, our Articles and our Bylaws; for a complete description, we refer you to the MBCA, as well as our Articles and our Bylaws which we have incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Number of Directors

Our Bylaws currently provide that the number of directors of the Company will not be less than five nor more than nine. The exact number of directors is to be specified by a resolution duly adopted by the Board or shareholders. The current authorized number of directors of the Company is set at eight and is to remain so unless and until the authorized number of directors is modified in accordance with the terms of our Bylaws and our Articles. Our Bylaws provide that (i) subject to any further restrictions in our Articles, a bylaw change specifying or changing a fixed number of directors or the maximum or minimum number of directors or changing from a fixed to a variable board or vice versa may only be adopted by approval of the outstanding shares; provided, however, that a bylaw or amendment of the Articles reducing the fixed number or the minimum number of directors to a number less than five cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of action by written consent, are equal to more than 16 2/3 percent of the outstanding shares entitled to vote, and (ii) no amendment may change the stated maximum number of authorized directors to a number greater than two times the stated minimum number of directors minus one. These provisions may restrict the ability of a third party to remove incumbent directors and simultaneously gain control of the Board by filling the vacancies created by removal with its own nominees.

Advance Notice Requirement

Our Bylaws set forth advance notice procedures with regard to shareholder proposals relating to (i) a contract or transaction in which a director has a direct or indirect financial interest, pursuant to Section 545a of the MBCA, (ii) an amendment of our Articles, pursuant to Section 611 of the MBCA, (iii) a reorganization of the Company, pursuant to Section 703a of the MBCA, and (iv) a voluntary dissolution of the Company, pursuant to Section 804 of the MBCA. If action is proposed to be taken at any meeting for approval of any of these items, the notice (which is to be sent or otherwise given in accordance with our Bylaws not less than 10 days or more than 60 days before the date of such meeting) is to state the general nature of such proposal. The advance notice requirement may have the effect of precluding the consideration of certain business at a meeting if the notice procedures are not properly followed.

Poison Pill

Pursuant to our Articles, if the Company enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series B Preferred Stock at the same time is to be similarly exchanged or changed into an amount per share, subject to the adjustment provisions in our Articles, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. If the Company at any time declares or pays any dividend on the Common Stock payable in shares of Common Stock, or effects a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Preferred Stock is to be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Series C Convertible Preferred Stock

Pursuant to the Series C Certificate of Designation, the Company cannot enter into fundamental transactions (including consolidations and mergers and certain other combinations and transactions) unless the successor entity assumes in writing all of the obligations of the Company under the Series C Certificate of Designation and such successor entity is a publicly traded corporation whose common stock is quoted or listed on certain eligible markets. Furthermore, if any fundamental transaction is announced during certain periods while shares of Series C Convertible Preferred Stock are outstanding, the Company may be required to take certain encumbering actions such as redeem all or part of the outstanding Series C Convertible Preferred Stock and/or pay certain make-whole amounts to the holders of the Series C Convertible Preferred Stock.

Blank Check Preferred Stock

Our Board has the authority under our Articles to issue other Preferred Stock with rights superior to the rights of the holders of Common Stock without shareholder approval. Our Preferred Stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of Preferred Stock could be issued to purchasers sympathetic with our management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.

The effects of the issuance of the Preferred Stock on the holders of our Common Stock could include:

•	reduction of the amount otherwise available for payments of dividends on Common Stock if dividends are payable on the series of Preferred Stock;

•	restrictions on dividends on our Common Stock if dividends on the series of Preferred Stock are in arrears;

•	dilution of the voting power of our Common Stock if the series of Preferred Stock has voting rights, including a possible “veto” power;

•	dilution of the equity interest of holders of our Common Stock if the series of Preferred Stock is convertible, and is converted, into our Common Stock; and

•

restrictions on the rights of holders of our Common Stock to share in our assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of Preferred Stock.

Business Combination Act

The Company is subject to the provisions of Chapter 7A of the MBCA. In general, subject to certain exceptions, the MBCA prohibits a Michigan corporation from engaging in a “business combination” with an “interested shareholder” for a period of five years following the date that such shareholder became an interested shareholder, unless (i) prior to such date, the board of directors approved the business combination or (ii) on or subsequent to such date, the business combination is approved by at least 90% of the votes of each class of the corporation’s stock entitled to vote and by at least two-thirds of such voting stock not held by the interested shareholder or such shareholder’s affiliates. The MBCA defines a “business combination” to include certain mergers, consolidations, dispositions of assets or shares and recapitalizations. An “interested shareholder” is defined by the MBCA to include a beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is ComputerShare Trust Company, N.A.

Listing on The NASDAQ Global Select Market

Our Common Stock is listed on The NASDAQ Global Select Market under the symbol “ARGN.”

DESCRIPTION OF WARRANTS

We may from time to time issue warrants to purchase shares of our Common Stock or shares of our Preferred Stock. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the accompanying prospectus supplement or other offering material. The warrant agent will act solely as our agent in connection with the warrants and will not act as an agent or trustee for any holders or beneficial holders of warrants.

This section summarizes the general terms and provisions of the forms of warrant agreements and warrant certificates. Because this is only a summary, it does not contain all of the details found in the full text of the warrant agreements and the warrant certificates. We urge you to read the applicable form of warrant agreement and the form of warrant certificate that we will file in relation to an issue of any warrants.

The prospectus supplement or other offering material relating to any warrants being offered thereby will include specific terms relating to such offering. These terms will include some or all of the following:

•	the title or designation of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the shares of Common Stock or Preferred Stock purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price or prices of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	if necessary, a discussion of certain United States federal income tax considerations;

•	whether such warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	any terms relating to the modification of the warrants; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

Unless the applicable prospectus supplement provides otherwise, warrants will be in book-entry form only. Until any warrants to purchase Preferred Stock or Common Stock are exercised, holders of the warrants will not have any rights of holders of the underlying Preferred Stock or Common Stock, including any right to receive dividends or to exercise any voting rights.

If warrants are issued in certificated form, a holder of warrant certificates may:

•	exchange them for new certificates of different denominations;

•	present them for registration of transfer; and

•	exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

Each holder of a warrant will be entitled to purchase the number of shares of Preferred Stock or Common Stock at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates, or a later date if we extend the time for exercise, unexercised warrants will become void.

Unless the applicable prospectus supplement provides otherwise, a holder of warrants may exercise them by following the general procedure outlined below:

•	delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

•	delivering the warrant certificate representing the warrants to the warrant agent within five business days of the warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you Preferred Stock or Common Stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to you for the unexercised amount of warrants (to the extent the warrants are issued in certificated form). Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Unless the applicable prospectus supplement provides otherwise, we may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants if the changes are not inconsistent with the provisions of the warrants and do not materially adversely affect the interests of the holders of the warrants. We and the warrant agent may also modify or amend a warrant agreement and the terms of the warrants if a majority of the then outstanding unexercised warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any modification or amendment or otherwise materially adversely affects the rights of the holders of the warrants may be made without the consent of each holder affected by the modification or amendment.

The applicable prospectus supplement, and if certificated, the warrant certificate, will describe the events requiring adjustment to the warrant exercise price or the number or principal amount of securities issuable upon exercise of the warrant.

We have no outstanding warrants to purchase shares of our Common Stock or outstanding warrants to purchase shares of our Preferred Stock.

DESCRIPTION OF RIGHTS

We may from time to time, issue rights to our shareholders for the purchase of shares of our Common Stock, our Preferred Stock or other securities. Each series of rights will be issued under a separate rights agreement to be entered into between the Company, from time to time, and a bank or trust company, as rights agent, all as set forth in the prospectus supplement or other offering material relating to the particular issue of rights. The rights agent will act solely as an agent of ours in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The rights agreement and the rights certificates relating to each series of rights will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of such series of rights.

The prospectus supplement or other offering material relating to any rights being offered thereby will describe the terms of the rights to be issued, including the following where applicable:

•	the date for determining the shareholders entitled to the rights distribution;

•	the aggregate number of shares of our Common Stock or our Preferred Stock purchasable upon exercise of the rights and the exercise price and any adjustments to such exercise price;

•	the aggregate number of rights being issued;

•	the date, if any, on and after which the rights may be transferable separately;

•	the date on which the right to exercise the rights shall commence and the date on which the right shall expire;

•	if necessary, a discussion of certain United States federal income tax considerations; and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

DESCRIPTION OF UNITS

We may issue securities in units, each consisting of two or more types of securities. For example, we might issue units consisting of a combination of Common Stock and warrants to purchase Common Stock. If we issue units, the prospectus supplement relating to the units will describe the terms of each of the securities that is a component of the units. We urge you to read such prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any free writing prospectuses that we may authorize to be provided to you in connection with the units and any unit purchase agreement and any supplemental agreements that contain terms of the units. The prospectus supplement relating to the units will describe the terms of any units we issue, including as applicable:

•	whether, and under what circumstances, the securities comprising such units may be held or transferred separately;

•	whether we will apply to have the units traded on a securities exchange or securities quotation system;

•	if necessary, certain United States federal income tax considerations; and

•	how, for United States federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

The applicable prospectus supplement will also describe any unit agreement that may be entered into in connection with the offering and sale of the units and, if applicable, collateral or depositary arrangements relating to such units.

The provisions described in this section, as well as those described under “DESCRIPTION OF CAPITAL STOCK,” and “DESCRIPTION OF WARRANTS” will apply to each unit and to any Common Stock, Preferred Stock or warrant included in each unit, respectively.

We may issue units in such amounts and in such number of distinct series as we determine.

PLAN OF DISTRIBUTION

We may sell our securities covered by this prospectus in any of three ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

We may distribute the securities:

•	from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Each time we offer and sell securities covered by this prospectus, we will provide a prospectus supplement or supplements or other offering material that will describe the method of distribution and set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the amounts of securities underwritten or purchased by each of them;

•	the purchase price of securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the public offering price of the securities;

•	any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable accompanying prospectus supplement or other offering material.

Underwriters or dealers may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters or dealers are used in the sale of any securities, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters or dealers. Generally, the underwriters’ or dealers’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters or dealers will be obligated to purchase all of the securities if they purchase any of the securities, unless otherwise specified in the applicable accompanying prospectus supplement or other offering material. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in the applicable accompanying prospectus supplement or other offering material, naming the underwriter.

We may sell the securities through agents from time to time. The applicable accompanying prospectus supplement or other offering material will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the applicable accompanying prospectus supplement or other offering material pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the applicable accompanying prospectus supplement or other offering material, and such prospectus supplement or other offering material will set forth any commissions we pay for solicitation of these contracts.

Agents, dealers and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We cannot guarantee the liquidity of the trading markets for any securities. Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional securities in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing securities in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market, as compared to the price at which they may purchase securities through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the securities that could adversely affect investors who purchase securities in this offering. Stabilizing transactions permit bids to purchase the underlying security for the purpose of fixing the price of the security so long as the stabilizing bids do not exceed a specified maximum. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.

Similar to other purchase transactions, an underwriter’s purchase to cover the syndicate short sales or to stabilize the market price of our securities may have the effect of raising or maintaining the market price of our securities or preventing or mitigating a decline in the market price of our securities. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the securities if it discourages resales of the securities.

Neither we nor any applicable underwriters will make any representation or prediction as to the effect that the transactions described above may have on the price of the securities. If such transactions are commenced, they may be discontinued without notice at any time.

LEGAL MATTERS

Unless otherwise specified in an accompanying prospectus supplement, the validity of any securities offered will be passed upon for us by Honigman Miller Schwartz and Cohn LLP, Detroit, Michigan.

EXPERTS

The financial statements, schedule and the Company’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of W.E.T. Automotive Systems AG and subsidiaries as of December 31, 2010 and 2009 and for each of the years in the three years ended December 31, 2010, have been incorporated by reference herein and in the registration statement from the Company’s current report on Form 8-K filed with the SEC on March 30, 2011, in reliance upon the report of KPMG AG Wirtschaftsprüfungsgesellschaft, Munich, Germany, independent auditors, which is incorporated herein by reference and in reliance upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. General information about Amerigon, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://amerigon.com/ as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website that is not specifically described under “INCORPORATION OF INFORMATION WE FILE WITH THE SEC” is not incorporated into this prospectus and is not a part of these filings.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to “incorporate by reference” into this prospectus documents that we file with the SEC. This permits us to disclose important information to you by referring you to those filed documents. Any information incorporated by reference this way is considered to be a part of this prospectus, and information filed by us with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information.

We incorporate by reference into this prospectus the documents listed below, which we have already filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2010;

•	our Quarterly Reports, as amended, on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011;

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Our Current Reports on Form 8-K filed with the SEC on January 5, 2011, February 28, 2011, March 22, 2011, March 30, 2011, March 31, 2011, April 1, 2011, May 4, 2011, May 13, 2011, May 17, 2011, June 1, 2011, June 28, 2011, June 29, 2011, July 29, 2011, August 2, 2011, August 4, 2011, August 18, 2011, and August 26, 2011 (Film No.: 111058085);

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the description of our shares of Common Stock included in our registration statement on Form SB-2 (File No. 33-61702-LA) effective June 10, 1993, as filed with the SEC pursuant to the Securities Act, under the caption “Description of Securities” on pages 37 through 38 of the Prospectus and incorporated by reference into our initial registration statement on Form 8-A filed with the SEC pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such description;

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the description of our Series B Preferred Stock included in our registration statement on Form 8-A (File No. 001-34247 ) filed with the SEC pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

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the description of our Series C Convertible Preferred Stock contained under the heading “Description of the Securities Registered” in our prospectus supplement dated March 30, 2011, relating to our registration statement on Form S-3 (File No. 333-171787), and including any subsequently filed amendments and reports filed for the purpose of updating the description.

Whenever, after the date of this prospectus, we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, those reports and documents will be incorporated by reference and deemed to be a part of this prospectus from the time they are filed (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K). Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. Requests for documents should be directed to Amerigon Incorporated, Attention: Barry G. Steele, 21680 Haggerty Rd., Ste. 101, Northville, MI 48167, (248) 504-0500.

                     Shares

Amerigon Incorporated

Common Stock

Prospectus Supplement

                    , 2012

Roth Capital Partners

Craig-Hallum Capital Group